Exhibit 99.1

UMH PROPERTIES, INC. APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

FREEHOLD, NJ, September 18, 2025…….UMH Properties, Inc. (NYSE: UMH; TASE: UMH), announced that, on September 17, 2025, the Board of Directors appointed Mr. Todd J. Clark as a Class I Director for the term of Class I expiring in 2028.

Mr. Todd J. Clark is the Dean of Widener University Delaware Law School. He has written numerous articles on legal issues including employment discrimination and corporate justice. Mr. Clark has also co-authored a textbook on corporate justice. He regularly teaches courses in various legal subjects including contracts, employment discrimination and corporate justice.

Mr. Clark is originally from Columbus, Ohio and is a member of Kappa Alpha Psi, Fraternity Incorporated. He received his undergraduate degree in political science from Wittenberg University in Springfield, Ohio, his juris doctorate from the University of Pittsburgh School of Law in Pittsburgh, Pennsylvania and his master’s in business administration from West Virginia University School of Business and Economics in Morgantown, West Virginia. Dean Clark is committed to helping to develop law students from underrepresented populations as well as promoting and facilitating wealth creation in minority communities.

Samuel A. Landy, President and Chief Executive Officer stated, “We are pleased to welcome Dean Todd J. Clark to our Board of Directors. He is a respected attorney and academic leader with extensive management, governance and legal experience. He will be a valuable addition to our Board at this time of continued growth for the Company.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 144 manufactured home communities, containing approximately 26,800 developed homesites, of which 10,600 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 144 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

Contact:	Nelli Madden
732-577-4062

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